EXHIBIT 3

Execution Copy

VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”), entered into on this 20th day of April 2006, by and among HOWSTUFFWORKS, INC., a Delaware corporation (“HSW”), and WEI ZHOU (the “Stockholder”). Capitalized terms not defined herein shall have the meaning ascribed to such terms in the Transaction Agreement (as defined below).

WITNESSETH:

A.                                   Intac International, Inc. is a corporation organized under the laws of the State of Nevada (the “Company”). The Stockholder is the record and beneficial owner of 11,950,000 shares of Company Common Stock of the Company (the “Existing Shares” and, together with any shares of Company Common Stock or other voting capital stock of Company, the beneficial ownership of which is acquired by the Stockholder after the date hereof and during the term of this Agreement, whether upon the exercise of warrants, options, conversion of convertible securities or otherwise, the “Shares”). As of the date of this Agreement, the Shares owned by the Stockholder represent fifty-three point eight percent (53.8%) of the issued and outstanding capital stock of Company.

B.                                     HSW, the Company, HSW International, Inc., a Delaware corporation (the “Parent”), and HSW International Merger Corporation, a Nevada corporation (the “Merger Sub”), concurrently with the execution and delivery of this Agreement, are entering into an Agreement and Plan of Merger, of even date herewith (the “Transaction Agreement”), pursuant to which (i) HSW will contribute certain assets, properties and rights to the Parent in exchange for additional shares of common stock of the Parent (the “Contribution”), and (ii) the Merger Sub will merge into and with the Company with the Company surviving the merger (the “Merger”, and together with the Contribution, the “Transaction”), on the terms and subject to the conditions set forth therein.

C.                                     The respective Boards of Directors of HSW, Company, Parent and Merger Sub and the sole stockholder of Merger Sub have approved the Transaction, upon the terms and subject to the conditions set forth in the Transaction Agreement and herein.

D.                                    The Board of Directors of Company has determined to recommend that the stockholders of Company adopt and approve the Transaction Agreement and approve the Transaction.

E.                                      It is a condition and inducement to HSW’s willingness to enter into the Transaction Agreement that the parties hereto enter into this Agreement, and it is a condition to HSW’s, Company’s, Parent’s and Merger Sub’s obligations to complete the Transaction that the stockholders of Company adopt and approve the Transaction Agreement and approve the Transaction.

NOW, THEREFORE, in consideration of the execution of the Transaction Agreement by the parties thereto and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby and thereby, the parties hereto agree as follows:

ARTICLE 1.  VOTING

1.1                                 Agreement to Vote; Voting Proxy.

(a)                                  The Stockholder hereby agrees that he shall, from time to time, at the Company Stockholders’ Meeting and any other meeting (whether annual or special and whether or not an adjourned or postponed meeting) of stockholders of Company, however called, (i) if a meeting is held, appear at such meeting or otherwise cause his Shares to be counted as present at such meeting for purposes of establishing a quorum, and (ii) vote (or cause to be voted), in person or by proxy, all of his Shares in favor of the approval and adoption by the Company of the Transaction Agreement, the Transaction and each of the transactions contemplated by the Transaction Agreement.

(b)                                 In order to effectuate Section 1.1(a), the Stockholder hereby grants to the Secretary of HSW, or its designee, an irrevocable proxy, pursuant to the Nevada Revised Statutes or other applicable law, coupled with an interest, such proxy to be used solely in the event of a breach of or non-compliance with Section 1.1(a) above, solely for the purposes of (i) demanding that the Secretary of Company call a special meeting of stockholders to consider matters related to the Transaction, and (ii) voting all of the Shares owned (now or hereafter acquired or over which he has voting control) by the grantor of the proxy in favor of the approval and adoption by the Company of the Transaction Agreement, the Transaction and each of the transactions contemplated by the Transaction Agreement, in accordance with the terms and provisions of the Transaction Agreement.

(c)                                  The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, the Merger and the other transactions contemplated by the Transaction Agreement, and to carry out the intent and purposes of this Agreement.

1.2                                 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in HSW any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and HSW shall not have any authority to (i) manage, direct, superintend, restrict, regulate, govern, or administer any of the policies or operations of Company, or (ii) exercise any power or authority to direct the Stockholder in the voting of any of the Shares (except as provided in Section 1.1(a)) or in the performance of the Stockholder’s duties or responsibilities as a stockholder of Company.

1.3                                 No Inconsistent Agreements. The Stockholder hereby covenants and agrees that, except as contemplated by this Agreement and the Transaction Agreement, the Stockholder (a) has not entered, and shall not enter at any time while this Agreement remains in effect, into any voting agreement or voting trust with respect to the Shares and (b) has not granted, and shall not grant at any time while this Agreement remains in effect, a proxy or power of attorney with respect to the Shares, in either case, which is inconsistent with the Stockholder’s obligations pursuant to this Agreement.

ARTICLE 2.  REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER

The Stockholder hereby represents and warrants to HSW as follows:

2.1                                 Authorization; Validity of Agreement; Necessary Action                              The Stockholder has full power and authority to execute and deliver this Agreement, to perform the Stockholder’s obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Stockholder of this Agreement and the consummation by him of the transactions contemplated hereby have been duly and validly authorized by the Stockholder and no other actions or proceedings on the part of the Stockholder are necessary to authorize the execution and delivery by him of this Agreement and the consummation by him of the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Stockholder, and, assuming this Agreement constitutes a valid and binding obligation of HSW, constitutes a valid and binding obligation of the Stockholder, enforceable against him in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). If the Stockholder is married and any of the Stockholder’s Shares constitute community property under applicable laws, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, the Stockholder’s spouse. If this Agreement is being executed in a representative or fiduciary capacity, the individual or entity signing this Agreement has the full power and authority to enter into and perform this Agreement.

2.2                                 Non-Contravention. The execution, delivery and performance by the Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law regulation or arrangement to which the Stockholder is a party or by which the Stockholder (or any of his assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect the Stockholder’s ability to cast all votes necessary to approve and adopt the Transaction Agreement and the transactions contemplated by the Transaction Agreement.

2.3                                 Shares. The Stockholder’s Existing Shares are, and all of the Shares from the date hereof through and on the Closing Date will be, owned beneficially by the Stockholder. As of the date hereof, the Stockholder’s Existing Shares constitute all of the shares of Company Common Stock owned of record or beneficially by the Stockholder. The Stockholder has or will have the voting power, power of disposition, power to issue instructions with respect to the matters set forth in Article I hereof, and power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Stockholder’s Existing Shares and with respect to all of the Stockholder’s Shares on the Closing Date, with no limitations, qualifications or restrictions on such rights, except for any restrictions pursuant to the applicable federal securities laws and the terms of this Agreement.

2.4                                 Documents Received. The Stockholder acknowledges receipt of copies of the Transaction Agreement, including all schedules and exhibits thereto.

ARTICLE 3. REPRESENTATIONS AND WARRANTIES OF HSW

HSW hereby represents and warrants to the Stockholder as follows:

3.1                                 Corporate Authorization. HSW has full power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby by HSW have been duly and validly authorized and approved by its board of directors and no other actions or proceedings on the part of HSW are necessary to authorize or approve the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by HSW.

3.2                                 Binding Obligation. This Agreement has been duly executed and delivered by HSW, and, assuming this Agreement constitutes a valid and binding obligation of the Stockholder, constitutes a valid and binding obligation of HSW, enforceable against HSW in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

3.3                                 Non-Contravention. The execution, delivery and performance by HSW of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in any breach or violation of or be in conflict with or constitute a default under any term of any agreement, judgment, injunction, order, decree, law, regulation or arrangement to which HSW is a party or by which HSW (or any of its assets) is bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not impair or affect HSW’s ability to perform and comply with the terms of this Agreement.

ARTICLE 4. OTHER COVENANTS

4.1                                 Further Agreements.

(a)                                  The Stockholder hereby agrees, while this Agreement is in effect, not to sell, transfer, pledge, encumber, assign or otherwise dispose of or enforce or permit the execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Company or enter into any contract, option or other arrangement or understanding with respect to the offer for sale, sale, transfer, pledge, encumbrance, assignment or other disposition of, any of his Existing Shares, any Shares acquired after the date hereof, any securities exercisable for or convertible into Company Common Stock, any other capital stock of Company or any interest in any of the foregoing with any Person other than in accordance with Section 4.1(c) below.

(b)                                 In the event of a stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend or distribution, or any change in Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term “ Shares” shall be deemed to refer to and include the Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Shares may be changed or exchanged or which are received in such transaction.

(c)                                  Notwithstanding Sections 4.1(a) and (b) above, the Stockholder shall have the right to transfer the Shares to any immediate family member of the Stockholder if such family member shall have agreed in writing, in a form reasonably acceptable to HSW (i) to accept such Shares subject to the terms and conditions of this Agreement, and (ii) to be bound by this Agreement; provided that the total number of shares transferred by the Stockholder pursuant to this Section 4.1(c) shall not exceed 4,000,000; provided, further that the Stockholder shall deliver to HSW notice of any such transfer and copies of all such written agreements signed by any such family members.

(d)                                 Each of the Stockholder and HSW covenants and agrees to comply with and perform all his/its respective obligations under this Agreement.

ARTICLE 5. STOCKHOLDER CAPACITY

No representation, warranty, covenant and agreement made by the Stockholder hereunder is made in the Stockholder’s capacity as an officer or director of Company. The Stockholder is entering into this Agreement solely in its capacity as the record holder or beneficiary owner of the Shares and nothing herein shall limit or affect the Stockholder’s ability to take any action in his capacity as an officer or director of Company.

ARTICLE 6. GENERAL PROVISIONS

6.1                                 Termination. This Agreement shall terminate and no party shall have any rights or duties hereunder upon the earlier of (a) the Effective Time or (b) termination of the Transaction Agreement pursuant to Section 9.1 thereof. Nothing in this Section 6.1 shall relieve or otherwise limit any party of liability for breach of this Agreement.

6.2                                 Notices. All notices or other communications under this Agreement shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in Person, by facsimile (with confirmation of receipt), or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Stockholder:	Room 512, East Wing
Beijing Capital Times Square
88 West Chang’an Avenue
Beijing 100031, China
Attention: Wei Zhou
Facsimile: + (8610) 8391 3145

With a copy (which shall not constitute notice) to:

Shearman & Sterling LLP
2318 China World Tower Two
1 Jianguomenwai Dajie
100004 Beijing, China
Attention: Lee Edwards
Facsimile: +(8610) 6505-1818

If to HSW:	One Capital City Plaza
3350 Peachtree Road
Suite 1500
Atlanta, Georgia 30326
Attention: Legal Department
Facsimile: 404-760-3458

With a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3290 Northside Parkway
The Forum, Suite 400
Atlanta, Georgia 30327
Attention: James S. Altenbach, Esq.
Facsimile: 678-553-2212

or to such other address as any party may have furnished to the other parties in writing in accordance with this Section.

6.3                                 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart. Signatures transmitted by facsimile or other comparable means shall be deemed an original.

6.4                                 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State (without giving effect to choice of law principles thereof).

6.5                                 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity

6.6                                 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this

Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

6.7                                 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void; provided that any immediate family member of the Stockholder acquiring the Shares in accordance with Section 4.1(c) shall, upon the delivery of documents contemplated by Section 4.1(c), become a “Stockholder” and a party to this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns (including, in the case of an individual, any executors, administrators, estates or legal representatives of such individual). Nothing in this Agreement shall be construed as giving any person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any rights, remedy or claim under or in respect of this Agreement or any provision thereof.

6.8                                 Submission to Jurisdiction; Waivers. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any New York state or federal court sitting in the Borough of Manhattan of The City of New York. The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the Borough of Manhattan of The City of New York for the purpose of any action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, that the venue of the action is improper, or that this Agreement may not be enforced in or by any of the above-named courts. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this article.

6.9                                 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

6.10                           Amendments. This Agreement may not be modified or amended, except upon the execution and delivery of a written agreement executed by the parties hereto.

6.11                           Certain Definitions. For purposes of this Agreement, (i) the term “beneficial ownership” (or any similar term) shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, and (ii) the term “Transaction Agreement” shall include the Transaction Agreement as amended from time to time.

[SIGNATURES ON FOLLOWING PAGE.]

IN WITNESS WHEREOF, each of the parties hereto has signed this Agreement, or has caused this Agreement to be signed by its respective officers thereunto duly authorized, all as of the date first written above.

HSW:

HOWSTUFFWORKS, INC.

By:	/s/ Jeffrey Arnold
Name:	Jeffrey Arnold
Title:	Chief Executive Officer

Stockholder:

/s/ Wei Zhou
WEI ZHOU